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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     BEAN                          REX                    C.
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     (Last)                          (First)              (Middle)
     1600 WEST MERIT PARKWAY
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                                    (Street)
     SOUTH JORDAN                    UT                    84095
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     (City)                          (State)                (Zip)
     MERIT MEDICAL SYSTEMS, INC.  (MMSI)
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2.   Issuer Name and Ticker or Trading Symbol

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year
     March 17, 2003
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5.   If Amendment, Date of Original (Month/Year)
     March 17, 2003(1)
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                                Page 1 of 2 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                               [ ]    10% Owner
     [ ]   Officer (give title below)             [ ]   Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                                       (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               3.                                           of Issuer's   (D) or        Indirect
1.                     Transaction      Transaction            (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date             Code           Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       (Instr. 8)              (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock
No Par Value          03/17/03                        1,400    D    $18.30                           D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value          03/17/03                        2,000    D    $18.40                           D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value          03/17/03                          600    D    $18.31                           D
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                               Bean Family
No Par Value                                                                         138,805         D     Investment LLC
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                               Rex Bean Trust
No Par Value                                                                           9,450         D     (revocable)
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                               Rex & Anita Bean
No Par Value                                                                          39,438         D     Trust
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                               Rex Bean
No Par Value                                                                          10,000         D     (cert)
---------------------------------------------------------------------------------------------------------------------------

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:

(1) This amendment is being filed to delete a sale as such sale did not involve shares held by the Limited Liability Company.

 /s/ Rex C. Bean(2)                              03/20/03
-----------------------------------              -----------
      **Signature of Reporting Person            Date

(2) Greg Barnett as Attorney-in-Fact pursuant to a Power of Attorney dated September 14, 2002, a manually signed copy of which is on file with the Commission and is incorporated here by reference.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                Page 2 of 2 Pages